Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
John Kelly, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3305
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(413) 747-3305
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation Announces
Preliminary Second Quarter Financial Results
SPRINGFIELD, Mass., October 29, 2007 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), parent company of Smith & Wesson Corp., the legendary 155-year old company in the global business of safety, security, protection and sport, today announced preliminary financial results for its second fiscal quarter which ends October 31, 2007.
Based on preliminary financial data, the Company currently expects to report revenue for the second quarter of fiscal 2008 in the range of $69.0 million to $71.0 million compared with revenue of $50.8 million for the comparable quarter last fiscal year, reflecting revenue growth in the range of 36% to 40%. The Company expects to report earnings for the second quarter of fiscal 2008 in the range of $0.05 to $0.07 per fully diluted share, compared with earnings of $0.07 per fully diluted share for the comparable quarter last fiscal year. These results are preliminary in nature and subject to change based on the completion of the Company’s normal quarter-end review process.
Michael F. Golden, President and CEO of Smith & Wesson Holding Corporation, said, “While second quarter sales growth came in strong at 36% to 40%, our results were impacted by a combination of factors that emerged late in the quarter. Among these factors were softness in the market for hunting rifles and shotguns, driven by lower than expected consumer demand, a buildup of pre-season retail inventories, and unseasonably warm autumn weather, which decreased retail traffic and compressed the fall hunting season. Sales of our Thompson/Center Arms hunting rifles, which have a brand name that is already well-established in the consumer hunting market, appear to be far less impacted by these factors than are sales of new Smith & Wesson rifles and shotguns, which have only just begun to arrive in retail locations.”
Sales in the sporting goods channel in the second quarter of fiscal 2008, which include revenue from our acquisition of Thompson/Center Arms, and our expansion into the long gun market for rifles and shotguns, were approximately 56% higher than sales for the comparable quarter last year. On a six month basis, sales in the sporting goods channel were up approximately 76% over sales for the comparable period last year. We continue to expand the presence of our M&P polymer pistol line in the sporting goods channel, and preliminary reports for the second quarter of fiscal 2008 indicate that the M&P line will deliver year-over-year revenue growth exceeding 55%. We experienced lower than planned sales of our non-M&P pistol products in the second quarter of fiscal 2008, the result of several competitors offering deep discounts to distributors and retailers, in what we believe is an effort to eliminate their excess inventories. We intend to respond to this competitive environment in the remainder of fiscal 2008 with a series of consumer pull promotions. While the cost of these promotions is expected to somewhat impact second half gross margins, we believe they will drive demand at the customer level to fuel increased sales of Smith & Wesson products in the sporting goods channel throughout the balance of fiscal 2008.
In the law enforcement channel, sales in the second fiscal quarter of last year included a $1.9 million, non-recurring order from the California Highway Patrol. Excluding that order, sales in the law enforcement channel for the second quarter of fiscal 2008 grew by approximately 30% on a year-over-year basis. To date, 247 law enforcement agencies have selected or approved for duty our M&P polymer pistol.
International sales of approximately $8.2 million were robust during the second quarter reflecting growth of approximately 134% over sales of $3.5 million for the comparable quarter last year. International sales in the current quarter included shipments to key customers in the Pacific Rim, Canada and Latin America.
Sales to the federal government in the second fiscal quarter of last year included $4.5 million in shipments to the Afghanistan National Police. There have been no new contract awards for handguns issued by the federal government thus far in the current fiscal year.
Golden said, “We now expect revenue to increase to approximately $325 million in fiscal 2008, which is lower than our previous guidance of $330 million but which represents a 38% increase over fiscal 2007 revenue. This revenue expectation does not include the results of any potential future diversification initiatives, but does include growth in our existing consumer market, as well as continued penetration of the law enforcement, federal government, and international markets. Due to the increased investment in consumer focused promotional programs, we now expect full fiscal 2008 gross margins of 33.5% to 34.5%, lower than our previous gross margin guidance of 35% to 36%, but higher than fiscal 2007 gross margins of 32.3%. We now expect fiscal 2008 net income of approximately $23.5 million, or $0.53 per diluted share, which is lower than our earlier expectation of $28.5 million, or $0.63 per share, but which represents an increase of 81% over net income for fiscal 2007. This reduction is attributable to the lower second quarter revenue results combined with the cost of the anticipated promotional programs.”
Golden concluded, “We remain firmly committed to our strategy to become a global leader in safety, security, protection and sport. We are excited about the opportunities we have to expand in our existing firearms markets and equally excited about opportunities we see for diversification. We look forward to sharing details of our progress in the near future.”
Conference Call
The Company will report its financial results for the second quarter ended October 31, 2007 after the close of market on December 6, 2007. The Company will host a conference call on that day to discuss those financial results and its outlook for 2008. The conference call may include forward-looking statements. The conference call will be Web cast and will begin at 5:00pm Eastern Time (2:00pm Pacific). The live audio broadcast and replay of the conference call can be accessed on the Company’s Web site at www.smithandwesson.com, under the Investor Relations section. The Company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.
About Smith & Wesson
Smith & Wesson Holding Corporation, a global leader in safety, security, protection and sport, is parent company to Smith & Wesson Corp., one of the world’s largest manufacturers of quality firearms and firearm safety/security products and parent company to Thompson/Center Arms, Inc., a premier designer and manufacturer of premium hunting rifles, black powder rifles, interchangeable firearms systems and accessories under the Thompson/Center brand. Smith & Wesson licenses shooter eye and ear protection, knives, apparel, and other accessory lines. Smith & Wesson is based in Springfield, Massachusetts with manufacturing facilities in Springfield, Houlton, Maine, and Rochester, New Hampshire. The Smith & Wesson Academy is America’s longest running firearms training facility for law enforcement, military and security professionals. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com. For more information on Thompson/Center Arms, log on to www.tcarms.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the Company’s anticipated sales, income, income per share, cash flows, sales margins, gross margins, expenses, including anticipated energy costs, earnings, capital expenditures, penetration rates for new and existing markets and new product shipments, for the fiscal year ending April 30, 2008; the Company’s strategies; the demand for the Company’s products; the success of the Company’s efforts to achieve improvements in manufacturing processes; the ability of the Company to introduce any new products; the success of any new products, including the Military and Police pistol series and long guns(rifles and shotguns); the success of any promotional programs; and the anticipated benefits of the acquisition of Thompson/Center Arms. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the Company’s growth opportunities, the ability of the Company to obtain operational enhancements, the ability of the Company to increase its production capacity, the ability of the Company to engage additional key employees, the ability of the Company’s management to integrate Thompson/Center Arms in a successful manner, and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2007.